Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Annual and Fourth Quarter 2022 Operating Results
SAN FRANCISCO, February 22, 2023 — The Federal Home Loan Bank of San Francisco (Bank) today announced annual and fourth quarter 2022 operating results. Net income for 2022 was $323 million, compared with net income of $287 million for 2021. Net income for the fourth quarter of 2022 was $117 million, compared with net income of $67 million for the fourth quarter of 2021.
The $36 million increase in net income relative to the prior year was primarily attributable to an increase in net interest income of $45 million and a change in other income/(loss) of $19 million, partially offset by an increase of $21 million in the Bank's provision for credit losses.
•The $45 million increase in net interest income for 2022 was primarily attributable to higher yields on growing average balances of advances and investments (primarily Federal funds sold), which was partially offset by higher funding levels with higher interest costs and a decrease in net gains on designated fair value hedges.
•The $19 million change in other income/(loss) for 2022 was primarily driven by $28 million in settlement proceeds received in 2022 from the final resolution of putback litigation, to which the Bank was not a party, involving three private-label residential mortgage-backed securities' (PLRMBS) trusts, including one trust in which the Bank owns a certificate.
•The increase of $21 million in the provision for credit losses for 2022 was largely attributable to declines in the fair values and the present value of expected cash flows of certain PLRMBS.

For the fourth quarter of 2022, net income was $117 million, an increase of $50 million compared to the same period during the prior year. The increase was primarily attributable to an increase in net interest income of $62 million, which was driven by higher yields on growing average balances of advances and investments (primarily Federal funds sold), and partially offset by higher funding levels with higher interest costs. Additionally, the provision for credit losses increased by $4 million, primarily attributable to a decline in the fair values of certain PLRMBS.
At December 31, 2022, total assets were $121.1 billion, an increase of $67.0 billion from $54.1 billion at December 31, 2021. Advances increased to $89.4 billion at December 31, 2022, from $17.0 billion at December 31, 2021, an increase of $72.4 billion, as member demand for primarily short-term advances increased. Total investments decreased by $5.5 billion to $30.3 billion at December 31, 2022, from $35.8 billion at December 31, 2021. The decrease in investments primarily reflected declines of $8.5 billion in securities purchased under agreements to resell and $2.2 billion in mortgage-backed securities, which were partially offset by increases of $3.3 billion in U.S. Treasury securities and $2.6 billion in interest-bearing deposits to support the Bank's liquidity requirements.
As of December 31, 2022, the Bank complied with all regulatory capital requirements. The Bank exceeded its risk-based capital requirement of $898 million with $7.8 billion in permanent capital and exceeded the 4.0% regulatory requirement with a regulatory capital ratio of 6.4% at December 31, 2022. The decline in the regulatory capital ratio from 10.9% at December 31, 2021, was mainly attributable to an increase in total assets. Total retained earnings increased to $4.0 billion as of December 31, 2022, from $3.8 billion at yearend 2021.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the fourth quarter of 2022 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $63 million, and the Bank expects to pay the dividend on March 10, 2023.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Dec 31, 2022	Dec 31, 2021
Total Assets	$121,056	$54,121
Advances	89,400	17,027
Mortgage Loans Held for Portfolio, Net	815	980
Investments, Net[1]	30,291	35,768
Consolidated Obligations:
Bonds	75,768	22,716
Discount Notes	35,929	23,987
Capital Stock – Class B – Putable	3,758	2,061
Unrestricted Retained Earnings	3,262	3,124
Restricted Retained Earnings	732	708
Accumulated Other Comprehensive Income/(Loss)	(29)	331
Total Capital	7,723	6,224

Selected Other Data at Period End	Dec 31, 2022	Dec 31, 2021
Regulatory Capital Ratio[2]	6.41%	10.89%

	Three Months Ended		Twelve Months Ended
Selected Operating Results for the Period	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net Interest Income	$181	$119	$567	$522
Provision for/(Reversal of) Credit Losses	6	2	15	(6)
Other Income/(Loss)	—	—	(31)	(50)
Other Expense	45	43	162	159
Affordable Housing Program Assessment	13	7	36	32
Net Income/(Loss)	$117	$67	$323	$287

	Three Months Ended		Twelve Months Ended
Selected Other Data for the Period	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021
Net Interest Margin[3]	0.62%	0.87%	0.66%	0.91%
Return on Average Assets	0.40	0.48	0.37	0.49
Return on Average Equity	6.24	4.08	4.67	4.46
Annualized Dividend Rate[4]	7.00	6.00	6.30	5.74
Average Equity to Average Assets Ratio	6.47	11.70	8.02	11.00

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of December 31, 2022 and 2021, was $7.8 billion and $5.9 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; and high rates of inflation and increases in interest rates that may adversely affect our members and their customers. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com